Exhibit 4.13
TENTH AMENDMENT TO LOAN AGREEMENT

THIS TENTH AMENDMENT TO LOAN AGREEMENT is made as of the 29th day of March, 2012 (the "Agreement"), by and among RANOR, INC., a corporation organized under the State of Delaware with its chief executive office, principal place of business and mailing address at One Bella Drive, Westminster, Massachusetts 01473 (the "Borrower") and SOVEREIGN BANK, N.A., a national banking association (formerly known as Sovereign Bank) with a place of business at 115 Asylum Street, Hartford, Connecticut 06103 (the "Lender").

WITNESSETH:

WHEREAS, Lender and Borrower entered into a certain loan transaction in the amount of up to $9,000,000.00 as evidenced by a Loan and Security Agreement dated February 24, 2006, as amended from time to time (the "Loan Agreement"); and

WHEREAS, the obligations of the Borrower under the Loan Agreement are evidenced by a certain Amended and Restated Revolving Promissory Note in the amount of $2,000,000 (the "Revolving Note") from Borrower to the order of Lender dated as of August 1, 2011, a certain $3,000,000 CapEx Promissory Note dated December 19, 2008 (the "CapEx Note"), a certain $1,900,000 Staged Advance Note dated as of March 29, 2010 from Borrower to Lender (collectively, the "Note"); and

WHEREAS, Borrower has requested and Lender has agreed to make certain other modifications to the Loan Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and in consideration of $1.00 and other valuable consideration received to the full satisfaction of the Borrower, the Borrower and the Lender hereby agree as follows:

1. Lender hereby waives Borrower's failure to comply with the Fixed Charge Coverage Ratio and the Interest Coverage Ratio; covenants at December 31, 2011. The foregoing waiver is on a one-time only basis.

2. Lender hereby waives Borrower's covenant to comply with the Fixed Charge Coverage Ratio for the end of fiscal quarter March 31, 2012. The foregoing is a one-time only basis.

3. Section 5.10 (d) of the Loan Agreement is amended and restated as follows:

(d) The calculation of the financial covenants set forth above shall: (i) be measured against the consolidated financial performance with Borrower and its parent. Techprecision Corporation ("Parent"), as set forth in the financial statements required to be delivered to the Lender pursuant to Section 6.5 hereof, which statements shall be prepared on a consolidated basis with the Parent; and (ii) be tested at the end of each fiscal quarter commencing with the quarter ending June 30, 2012, and thereafter building to a trailing 12 month basis to March 31, 2013.

4. As inducement for Lender to enter into this Agreement, on the date hereof, Borrower shall pay to Lender a fee equal to $3,500.00.

5. Except as modified herein, the Loan Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed as of the date first set forth above.

LENDER:

SOVEREIGN BANK, N.A.

By: /s/ Garth Chapman
Garth Chapman
Its Vice President
Duly Authorized

BORROWER:

RANOR, INC.

By: /s/ Robert Francis
Robert Francis
Its President and General Manager
Duly Authorized

The foregoing has been read and consented to by the following Guarantor:

TECHPRECISION CORPORATION f/k/a LOUNSBERRY HOLDINGS II, INC.

By: /s/ Richard Fitzgerald
Its Chief Financial Officer
Duly Authorized